VIA EDGAR

October 13, 2017

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Attention: File Room

Re: ETFS Trust (File Nos. 811-22986)
       Amended Form N-SAR Filing

Ladies and Gentlemen:

On behalf of ETFS Trust (the "Trust"), we are filing an amended Form N-SAR, under the Investment Company Act of 1940 and Rule 30b1-1 thereunder, for the reporting period ended June 30, 2017, to revise and replace disclosure required by Sub-Item 77K of Form N-SAR. The information describing the Trust's change in auditor, filed as Exhibit 77K, has been replaced in its entirety, and the former accountant's letter, as required by Item 304(a)(3) of Regulation S-K, is now filed as an exhibit to the amended N-SAR.
Please do not hesitate to contact me at 202.373.6799 should you have any questions.

Very truly yours,

/s/ W. John McGuire
W. John McGuire

February 25, 2016